                                                             Exhibit 99(a)(5)(B)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase dated
    May 17, 2002 and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal, which are being mailed to all holders of shares. Capitalized terms not defined in this announcement have the meanings ascribed to such terms in the Offer to Purchase. We are not aware of any jurisdiction where the making of the offer or its acceptance would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer or the acceptance of shares in the offer is not in compliance with the laws of such jurisdiction, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf
  of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by UBS
  Warburg LLC ("UBS Warburg"), the Dealer Manager of this offer, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                       LONE STAR STEAKHOUSE & SALOON, INC.
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT IN EXCESS OF
                      $22.50 NOR LESS THAN $20.50 PER SHARE

      Lone Star Steakhouse & Saloon,  Inc., a Delaware  corporation ("Lone Star"
or the  "Company"),  invites its  stockholders to tender Lone Star common stock, par value  $0.01 per share,  for  purchase  by Lone  Star.  We are  offering  to purchase up to 4,000,000 shares at a price not in excess of $22.50 nor less than
$20.50  per share,  net to the  seller in cash,  without  interest  thereon,  as specified by stockholders  tendering their shares.  Our offer is being made upon the terms and subject to the conditions described in the Offer to Purchase dated
May 17,  2002 and in the  related  Letter of  Transmittal  which,  as amended or supplemented from time to time, together constitute the offer.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, JUNE 14, 2002, UNLESS THE OFFER IS EXTENDED.

      The  offer is not  conditioned  on any  minimum  number  of  shares  being tendered. However, the offer is subject to certain other conditions described in the Offer to Purchase.

      We  believe  that the offer is a prudent  use of our  financial  resources given our significant cash balance of over $100 million, debt-free balance sheet and  projected  cash  flow from  operations.  The  Board of  Directors  chose to commence the offer after exploring  various  strategic  alternatives to maximize stockholder value, including a sale of the Company.

      OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR
BOARD OF DIRECTORS  MAKES ANY  RECOMMENDATION  TO  STOCKHOLDERS AS TO WHETHER TO
TENDER OR REFRAIN FROM  TENDERING  SHARES OR AS TO THE  PURCHASE  PRICE AT WHICH
STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN
DECISION  AS TO WHETHER TO TENDER  THEIR  SHARES  AND, IF SO, HOW MANY SHARES TO
TENDER  AND THE PRICE OR PRICES AT WHICH  THEY WILL  TENDER  THEM.  IN DOING SO,
STOCKHOLDERS  SHOULD  CONSIDER  OUR  REASONS  FOR MAKING THE OFFER.  ALTHOUGH NO
EXECUTIVE  OFFICERS OR DIRECTORS HAVE INDICATED AN INTENTION TO TENDER SHARES IN
THE OFFER,  THEY RESERVE THE RIGHT TO DO SO, FOR  THEMSELVES OR FOR ACCOUNTS FOR
WHICH THEY HAVE CONTROL. THE INTENTIONS OF SUCH PARTIES AND THE NUMBER OF SHARES
THEY  MAY  TENDER  MAY  CHANGE  DEPENDING  UPON  MARKET,  ECONOMIC  OR  BUSINESS
CONDITIONS EXISTING AS OF THE CLOSE OF THE TENDER OFFER PERIOD.

      We will determine a single per share price that we will pay for all shares that we purchase in the offer, taking into account the number of shares tendered and the prices  specified by tendering  stockholders.  We will select the lowest purchase price that will allow us to purchase  4,000,000  shares or, if a lesser number of shares are properly  tendered,  all shares that are properly tendered.
Only shares properly  tendered at prices at or below that purchase price and not properly  withdrawn  will  be  purchased.  However,  because  of the  "odd  lot"
priority,  proration and conditional tender provisions described in the Offer to
Purchase,  all of the shares tendered at or below the purchase price will not be purchased if the offer is  oversubscribed.  Under no  circumstances  will we pay interest on the purchase  price,  including but not limited to, by reason of any delay in making payment.

      The term  "Expiration  Date" means 12:00 midnight,  New York City time, on
Friday, June 14, 2002. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension,  the term
"Expiration  Date"  will mean the latest  time and date at which the  offer,  as extended by us, will expire.  We reserve the right, in our sole  discretion,  to purchase more than 4,000,000  shares pursuant to the offer.  For purposes of the offer, we will be deemed to have accepted for payment,  and therefore purchased, subject to the "odd lot" priority,  proration and conditional  tender provisions of the offer,  shares properly  tendered at or below the selected purchase price and not properly  withdrawn  only when, as and if we give oral or written notice to Wachovia  Bank,  N.A.,  the  Depositary  for the offer,  of our acceptance of shares for  payment  pursuant  to the offer.  Payment  for shares  tendered  and accepted  for  payment  pursuant  to the offer  will be made only  after  timely receipt  by  the  Depositary  of  certificates  for  the  shares,  or  a  timely confirmation  of a  book-entry  transfer  of the  shares  into the  Depositary's account at the  Book-Entry  Transfer  Facility,  a properly  completed  and duly executed Letter of Transmittal,  or a manually signed facsimile of the Letter of
Transmittal, and any other required documents.

      Upon the terms and  subject  to the  conditions  of the  offer,  if at the expiration  of the offer  more than  4,000,000  shares,  or a greater  number of shares as we may elect to purchase,  have been validly  tendered at prices at or below the purchase  price and not properly  withdrawn,  we will purchase  shares validly tendered and not properly withdrawn on the following basis:

      (a) First, we will purchase all shares tendered and not properly withdrawn prior to the Expiration Date by an Odd Lot Holder who:

          (1) tenders all shares owned  beneficially or of record by the Odd Lot
     Holder at a price at or below the purchase  price (tenders of less than all of the  shares  owned  by the Odd Lot  Holder  will  not  qualify  for this preference); and

          (2) completes  the section  entitled "Odd Lot Tender" in the Letter of
     Transmittal  and, if  applicable,  the section  entitled  "Odd Lots" in the
     Notice of Guaranteed Delivery;

      (b) Second,  after the purchase of all of the shares properly  tendered by
Odd Lot  Holders,  subject to the  conditional  tender  provisions  described in
Section 1 of the Offer to Purchase,  we will purchase all other shares  properly tendered at prices at or below the  purchase  price and not  properly  withdrawn before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares as described in the Offer to Purchase; and

      (c) Third, after (a) and (b) above, we will purchase shares  conditionally tendered at or below the purchase price by the Expiration Date selected by lot.

      We  expressly  reserve the right to extend the period of time during which the offer is open, at any time or from time to time before the Expiration  Date, by giving oral or written notice of the extension to the Depositary and making a public  announcement  of the  extension  no later than 9:00 a.m.,  New York City time, on the next business day following the previously  scheduled expiration of the offer. During any extension, all shares previously tendered and not properly withdrawn  will  remain  subject to the offer and to the  rights of a  tendering stockholder to withdraw the stockholder's shares.

      We also  expressly  reserve the right,  in our sole  discretion,  to delay payment for any shares not  theretofore  paid, or to terminate the offer and not to accept for payment or pay for any shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in Section 5 of the Offer to  Purchase  or to amend  the offer in any  respect,  including  increasing  or decreasing the number of shares we may purchase by making a public  announcement of the postponement,  termination or amendment. We reserve the right to purchase an  additional  amount of shares  not to  exceed  2% of the  outstanding  shares without amending or extending the offer.

      Tenders of shares may be withdrawn at any time before the Expiration  Date and,  unless  previously  accepted for payment by us pursuant to the offer,  may also be  withdrawn  at any time after  12:00  midnight,  New York City time,  on
Monday,  July  15,  2002.  For  the  withdrawal  to  be  effective,  a  written, telegraphic or facsimile transmission notice of withdrawal must be received in a timely manner by the  Depositary  at one of its addresses  described on the back cover of the Offer to Purchase.  Any notice of withdrawal  must specify the name of the tendering stockholder,  the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.  If the  certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the serial numbers shown on the certificates must be submitted to the  Depositary  and the  signature(s)  on the notice of  withdrawal  must be guaranteed by an Eligible Institution,  unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry  transfer  described in the Offer to Purchase,  any notice of withdrawal also must specify the name and the number of the account at the Book-Entry  Transfer  Facility to be credited with the withdrawn  shares and must otherwise comply with the Book-Entry  Transfer Facility's  procedures.  All questions as to the form and  validity,  including  the time of receipt,  of any notice of withdrawal  will be determined  by us, in our sole  discretion,  which determination  will be final and  binding on all  parties.  Neither  we, nor the
Depositary,  the Information  Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or  irregularities in any tender or notice of withdrawal,  nor will any of us incur liability for failure to give any notice.

      The receipt of cash in exchange for shares pursuant to the offer will be a taxable  transaction for U.S.  federal income tax purposes.  Each holder will be treated as either (1)  disposing  of his or her shares in a taxable  sale or (2)
receiving  a  dividend  distribution.  A  holder  whose  receipt  of cash is not essentially  equivalent to a dividend will be treated as disposing of his or her shares in a taxable sale. Each  stockholder is urged to consult a tax advisor as to the  particular  consequences  relating  to the  offer.  For a more  complete description  of certain U.S.  federal income tax  consequences  of the offer see
Section 13 of the Offer to Purchase.

      No  fees  or  commissions  will  be  payable  by us to  brokers,  dealers, commercial  banks or trust companies for soliciting  tenders of shares under the offer  (other  than  for  fees  and  reimbursements  described  in the  Offer to
Purchase).

      The information  required to be disclosed by Rule 13e-4(d)(1)  promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Offer to Purchase  and the  related  Letter of  Transmittal  are being mailed to record  holders of shares whose names appear on our  stockholder  list and will be furnished to brokers, dealers, commercial banks, trust companies and similar  persons  whose  names,  or the names of whose  nominees,  appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's  security  position  listing for  subsequent  transmittal to beneficial owners of shares.

      THE  OFFER TO  PURCHASE  AND THE  RELATED  LETTER OF  TRANSMITTAL  CONTAIN
IMPORTANT  INFORMATION.  STOCKHOLDERS SHOULD READ THEM CAREFULLY BEFORE DECIDING
WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES
TO TENDER THEIR SHARES.

      Questions and requests for assistance may be directed to, and stockholders may  request  additional  copies  of  the  Offer  to  Purchase,  the  Letter  of
Transmittal or the Notice of Guaranteed  Delivery from, the Information Agent or the Dealer Manager at their addresses and telephone numbers below.

                     The Information Agent for the Offer is:

                                [INNISFREE Logo]
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                    All Others Call Toll-Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                                   UBS Warburg
                                 299 Park Avenue
                             New York, NY 10171-0026
                          Call Collect: (212) 821-5005
May 20, 2002